Exhibit 10.10

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION.
DOUBLE ASTERISKS DENOTE SUCH OMISSIONS.

ROYALTY INTEREST ACQUISITION AGREEMENT

Dated as of April 22, 2016

between

Aviragen Therapeutics, Inc.,

Biota Scientific Management Pty. Ltd. and

Biota Holdings Pty Ltd

and

HealthCare Royalty Partners III, L.P.

TABLE OF CONTENTS

EXHIBITS

Exhibit A-1	– Collaboration Agreement

Exhibit A-2	– Commercialization Agreement

Exhibit B	– Assignment

Exhibit C	– Daiichi Consent/Amendment

Exhibit D	– Protective Rights Agreement

Exhibit E-1	– Opinion of Counsel (Transaction Opinion)

Exhibit E-2	– Opinion of Counsel (Australian Counsel)

Exhibit E-3	– Opinion of Counsel (Buyer Counsel)

SCHEDULES

Schedule 3.03	– Litigation

Schedule 3.09	– Net Sales for the Fiscal Quarter ending December 31, 2015

Schedule 3.10	– Broker’s Fees

Schedule 3.13	– Patent Rights

This ROYALTY INTEREST ACQUISITION AGREEMENT is made and entered into as of April 22, 2016 by and between Aviragen Therapeutics, Inc. (formerly known as Biota Pharmaceuticals, Inc.), a Delaware corporation (“Aviragen”), Biota Holdings Pty Ltd (formerly known as Biota Holdings Limited), a corporation organized and existing under the laws of Victoria, Australia (“BHPL”), Biota Scientific Management Pty. Ltd., a corporation organized and existing under the laws of Victoria, Australia (“BSM”), and HealthCare Royalty Partners III, L.P., a limited partnership organized under the laws of the State of Delaware (the “Agreement”).

RECITALS

WHEREAS, BHPL, BSM and Daiichi Sankyo Company, Limited, a joint stock company organized and existing under the laws of Japan (“Daiichi”) have entered into (a) that certain Collaboration and License Agreement, effective as of September 29, 2003, with respect to, among other things, the development of the Product (this and other capitalized terms used and not defined in these Recitals shall have the meanings provided in ARTICLE I below), a true, correct and complete copy of which, together with all amendments, modifications and supplements thereto, is attached hereto as Exhibit A-1 (the “Collaboration Agreement”), and (ii) that certain Commercialization Agreement, effective as of March 27, 2009, with respect to the commercialization of the Product in Japan, a true, correct and complete copy of which, together with all amendments, modifications and supplements thereto, is attached hereto as Exhibit A-2 (the “Commercialization Agreement” and, together with the Collaboration Agreement, the “License Agreements” and each, individually, a “License Agreement”);

WHEREAS, pursuant to the License Agreements, subject to the terms and conditions set forth therein, Sellers have been and remain entitled to receive, during the Term (as defined in the Commercialization Agreement), Royalties; and

WHEREAS, Sellers wish to sell, assign, convey and transfer to Buyer, and Buyer wishes to accept the sale, assignment, conveyance, and transfer from Sellers of, the Assigned Rights held by Sellers pursuant to the License Agreements;

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the Parties agree as follows:

Article I.

DEFINITIONS

Section 1.01     Definitions.

The following terms, as used herein, shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least twenty percent (20%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least twenty percent (20%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” has the meaning given in the preamble hereto.

“Assigned Rights” shall mean (i) the Royalty Interest and the absolute right to payment and receipt thereof under or pursuant to the License Agreements, (ii) any right under the License Agreements to receive royalty reports, worksheets, notices and other associated information to the extent related to the Royalty Interest or Net Sales of the Product in the Territory, and (iii) any right under the License Agreement to request inspection of records and accounts available in accordance with the License Agreements, to the extent related to the Royalty Interest or Net Sales of the Product in the Territory.

“Assignment” shall mean the Assignment pursuant to which Sellers shall assign, convey and transfer to Buyer Sellers’ rights and interests in and to the Assigned Rights, which Assignment shall be substantially in the form of Exhibit B.

“Australia-Japan Income Tax Treaty” shall mean the Convention between Australia and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, and all amendments, renewals and successors thereof in effect from time to time from and after the Economic Commencement Date through and including the License Termination.

“Australian Seller” shall mean either or each of BHPL and/or BSM, as the context indicates, and “Australian Sellers” shall mean both of entities together.

“Aviragen” has the meaning given in the preamble hereto.

“Bankruptcy Law” shall mean Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Base Amount” shall mean the amount on any date by which the Closing Amount exceeds [**]; provided that in no event shall the Base Amount be less than [**].

“BHPL” has the meaning given in the preamble hereto. “BSM” has the meaning given in the preamble hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of Australia or the State of New York, or any day on which banking institutions located in Australia or the State of New York are required by law or other governmental action to close.

“Buyer” shall mean HealthCare Royalty Partners III, L.P., a limited partnership organized under the laws of the State of Delaware.

“Buyer Deposit Account” shall mean an account established, controlled and maintained by Buyer as the account into which Royalty Interest shall be deposited by Sellers. As of the Closing Date, the “Buyer Deposit Account” shall be:

[**]

“Buyer Indemnified Party” shall mean each of Buyer and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents.

“Buyer Transaction Expenses” shall mean the amount of reasonable fees and expenses incurred by Buyer in connection with the consummation of the transactions contemplated by this Agreement, including reasonable, documented, out-of-pocket fees and expenses incurred in connection with Buyer’s confirmatory due diligence and the Transaction Documents.

“Capital Stock” of any Person shall mean any and all shares, interests, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Claim” shall mean any claim, demand, action or proceeding (including any investigation by any Governmental Authority). “Closing” shall mean the closing of the transactions contemplated under this Agreement in accordance with Section 6.01. “Closing Amount” shall mean $20,000,000.

“Closing Date” shall mean the date all of the conditions set forth in ARTICLE VI are fulfilled or waived in writing by the applicable Party, as set forth in such ARTICLE VI.

“Collaboration Agreement” has the meaning given in the Recitals hereto.

“Collateral” shall have the meaning provided therefor in the Protective Rights Agreement.

“Commercialization Agreement” has the meaning given in the Recitals hereto.

“Confidential Information” means any and all information, whether communicated orally, by email or in any physical form, including without limitation, financial and all other information which Disclosing Party or its authorized Representatives provide to the Recipient, together with such portions of analyses, compilations, studies, or other documents, prepared by or for the Recipient and its Representatives, which contain or are derived from information provided by Disclosing Party. Without limiting the foregoing, information shall be deemed to be provided by Disclosing Party to the extent it is learned or derived by Recipient or Recipient’s Representatives (a) from any inspection, examination or other review of books, records, contracts, other documentation or operations of Disclosing Party, (b) from communications with authorized Representatives of Disclosing Party or (c) created, developed, gathered, prepared or otherwise derived by Recipient while in discussions with Disclosing Party. However, Confidential Information does not include any information which Recipient can demonstrate (i) is or becomes part of the public domain through no fault of Recipient or its Representatives, (ii) was known by Recipient on a non-confidential basis prior to disclosure, or (iii) was independently developed by Persons who were not given access to the Confidential Information disclosed to Recipient by Disclosing Party.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Aviragen and HealthCare Royalty Management, LLC dated as of January 25, 2016.

“Contract” shall mean any agreement, contract, obligation, or undertaking.

“CS-8958” means the less than once per day dosage neuraminidase inhibitor compound listed under the heading “Sankyo Compounds” in Appendix D to the Collaboration Agreement.

“Cumulative Remaining Shortfall Amount” shall mean, for any Measurement Period, the excess of (a) the aggregate amount of any and all Shortfall Amounts with respect to all prior Measurement Periods over (b) the aggregate amount of Royalty Interest Payments that Buyer has been paid with respect to such Shortfall Amounts, which for the avoidance of doubt shall be calculated on a cumulative basis with respect to all prior Measurement Periods.

“Daiichi” has the meaning given in the Recitals hereto.

“Daiichi Consent/Amendment” shall mean the written amendments to each of the License Agreements providing for the consent from Daiichi with respect to the Assignment and this Agreement and the amendments to the License Agreements and the other matters set forth therein, in substantially the form set forth in Exhibit C.

“Disclosing Party” shall mean, with respect to any Confidential Information, the Party disclosing the Confidential Information to the other Party.

“Dispute” shall mean any opposition, interference proceeding, reexamination proceeding, cancellation proceeding, re-issue proceeding, invalidation proceeding, inter parties review proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, investigation, decree, or any other dispute, disagreement, or claim.

“Economic Commencement Date” shall mean January 1, 2016.

“Excluded Liabilities and Obligations” shall mean each liability or obligation of Sellers or any of their respective Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown, and whether under either License Agreement or any other Transaction Document or otherwise.

“Expense Reimbursement Amount” shall mean the lesser of (i) [**] and (ii) [**]% of the Buyer Transaction Expenses.

“Exploit” shall mean, with respect to a product such as the Product, the manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution or other commercialization; and “Exploitation” shall have the correlative meaning.

“First Quarter 2016 Royalty Interest Payment” shall mean the Royalty Interest Payment in the amount payable pursuant to clause (i) of the definition of Royalty Interest.

“Fiscal Quarter” shall mean a calendar quarter.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local, including any applicable Japanese patent office, the Ministry of Health of Japan or any other government authority in any country.

“Indemnified Expenses” shall mean collectively, all Losses with respect to which any Seller is obligated to indemnify any party pursuant to Section 8.04(a).

“Initial Royalty Interest Period” shall mean the period beginning on April 1, 2016 through and including March 31, 2025.

“Initial Royalty Interest Period Cap Amount” shall mean, for any Measurement Period, the sum of (x) [**] earned in such Measurement Period, regardless whether royalties were received in such Measurement Period or thereafter and (y) any Cumulative Remaining Shortfall Amount. For purposes of clarification, the Initial Royalty Interest Period Cap Amount shall be net of all Japanese Withholding Taxes.

“Initial Royalty Interest Period Threshold Amount” shall mean, for any Measurement Period, the sum of (x) [**] earned in such Measurement Period, regardless whether royalties were received in such Measurement Period or thereafter and (y) any Cumulative Remaining Shortfall Amount. For purposes of clarification, the Initial Royalty Interest Period Threshold Amount shall be net of all Japanese Withholding Taxes.

“Insolvency Event” shall mean the occurrence of any of the following with respect to each Seller:

(i)       (A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of such Seller or any Subsidiary, or of a substantial part of the property of such Seller or any Subsidiary, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Seller or any Subsidiary or for a substantial part of the property of such Seller or any Subsidiary or (z) the winding-up or liquidation of such Seller or any Subsidiary, which proceeding or petition shall continue undismissed for 60 calendar days or (B) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered;

(ii)      such Seller or any Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (B) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Seller or any Subsidiary or for a substantial part of the property of such Seller or any Subsidiary, (C) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (i) of this definition, (D) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (i) of this definition, (E) make a general assignment for the benefit of creditors or (F) wind up or liquidate (except as permitted under this Agreement);

(iii)     such Seller or any Subsidiary shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) of this definition;

(iv)     such Seller or any Subsidiary shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due; or

(v)      such Seller shall be in a financial condition such that the sum of its debts, as they become due and mature, is greater than the fair value of its property on a going concern basis, when taken together on a consolidated basis with its Subsidiaries which are party to the Transaction Documents.

“Japanese Withholding Tax” shall mean all Japanese withholding taxes on payment of Royalties pursuant to the Australia-Japan Income Tax Treaty.

“Knowledge of the Sellers” shall mean, with respect to each Seller, as applicable, the knowledge of the officers of such Seller and/or any of its Subsidiaries, as applicable, relating to a particular matter without any obligation to inquire or otherwise investigate relating to a particular matter; provided, however, that a person charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter to the extent that such person’s failure to have knowledge of such matter would constitute negligence in the context of his or her duties and responsibilities in the ordinary course of business.

“Licensee” shall mean Daiichi and/or any permitted collaborator or permitted sublicensee under the Commercialization Agreement.

“License Agreement” and “License Agreements” have the respective meanings given in the Recitals hereto.

“License Termination” means the date of termination of the Commercialization Agreement under Section 8.1 thereof.

“Liens” shall mean any lien, hypothecation, charge, security agreement, security interest, mortgage, pledge or any other encumbrance, right or claim of any Person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Losses” shall mean collectively, direct damages and the actual, documented out-of-pocket costs, fees and expenses (including reasonable expenses of investigation and reasonable legal fees and expenses of a single law firm), in any such case arising out of or relating to any claim, action, suit or proceeding commenced or threatened by any Person or entity (including a Governmental Authority), other than any Seller or Buyer or any of Buyer’s Affiliates, officers, directors, agents or other representatives, and relating to the activities or matters contemplated by this Agreement, but specifically excluding all Lost Profits and punitive damages.

“Lost Profits” shall mean collectively, any and all claims, damages and losses in respect of loss of profits and other consequential damages, including without limitation indirect damages, special damages, incidental damages and exemplary damages.

“Material Adverse Effect” shall mean (i) an Insolvency Event, (ii) a material adverse effect on the ability of any Seller to perform any of its obligations hereunder, under the other Transaction Documents or under the Daiichi Consent/Amendment, (iii) a material adverse effect on the right or ability of Buyer to receive the Royalty Interest or any payment due to Buyer hereunder as contemplated by this Agreement immediately following the Closing, (iv) a material adverse effect on the Royalty Interest or other Assigned Rights, including, without limitation, any material adverse effect on the Product or the ability of Licensee to distribute, market and/or sell the Product, or (v) a material breach by any Seller of any obligation owing by such Seller to Licensee pursuant to which Licensee may reduce or eliminate the amount of the Royalties (whether directly or indirectly, including, without limitation, by counterclaim or setoff), or the basis for calculation thereof, or to terminate Commercialization Agreement prior to the License Termination.

“Measurement Period” shall mean each period of twelve (12) consecutive calendar months beginning on April 1 of a calendar year and ending on March 31 of the succeeding calendar year; provided that the last Measurement Period of the Second Royalty Interest Period shall begin on April 1, 2029 and end on December 24, 2029. For the avoidance of doubt, the initial Measurement Period shall begin on April 1, 2016 and end on March 31, 2017.

“Net Sales” shall mean the gross amount invoiced by Daiichi, its Affiliates and any third party collaboration as set forth in Section 1.2.1 of the Commercialization Agreement (“Collaborator”) to third parties that are not Affiliates or Collaborator (unless such Affiliate or Collaborator is the end user of such Product in the Territory, in which case the amount billed therefore shall be deemed to be the amount that would be billed to a third party in an arm's length transaction) for sales or other dispositions of the Product in the Territory to third parties, less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances commissions, rebates, chargebacks; (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of a Party's, its Affiliate's or Collaborator's gross negligence, willful misconduct or fraud); (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) government mandated rebates. For the avoidance of doubt, the Parties agree that Net Sales includes sales of the Product not sold under the Pricing and Reimbursement Approval (as defined in the Commercialization Agreement), which includes but is not limited to sales to a governmental agency as inventory for a pandemic. Furthermore, Net Sales for a calendar quarter will be less any Product returned in that calendar quarter but sold in the preceding calendar quarter in Japan.

“Other Payments” shall mean any payments in lieu of or in respect of the Royalties or in satisfaction of the obligation to pay the Royalties (including without limitation any indemnity payments, recoveries, damages, settlement or other amounts to which Sellers are or may become entitled to pursuant to or in connection with either License Agreement, whether based on actual or alleged infringement, breach, re-licensing or otherwise), together with the rights to Indemnified Expenses pursuant to and in accordance with the terms and conditions of this Agreement.

“Party” shall mean Sellers or Buyer as the context indicates and “Parties” shall mean Sellers and Buyer. “Patent Rights” shall mean the patents set forth on Schedule 3.13.

“Person” shall mean an individual, corporation, partnership, limited liability company, limited partnership, association, trust or other entity or organization, but not including any Governmental Authority.

“Product” shall mean a finished pharmaceutical product that contains CS-8958.

“Protective Rights Agreement” shall mean the Protective Rights Agreement by and between Sellers and Buyer of even date herewith, which Protective Rights Agreement shall be substantially in the form of Exhibit D. For the avoidance of doubt, the Protective Rights Agreement is not intended to derogate from the validity of the absolute assignment of the Assigned Rights, as contemplated by this Agreement and as evidenced by the Assignment, but is being executed and delivered solely to protect Buyer’s interests to the extent such assignment becomes subject to a Recharacterization despite the Parties’ intentions.

“Receiving Party” shall mean, with respect to any Confidential Information, the Party receiving the Confidential Information from the other Party.

“Recharacterization” shall mean a judgment or order by a court of competent jurisdiction that Sellers’ right, title and interest in, to and under the License Agreements and the Assigned Rights were not fully sold, assigned and transferred to Buyer pursuant to, as contemplated by, and subject to the provisions of this Agreement and the Assignment, but instead that such transaction(s) constituted a loan and security device.

“Recipient” means, with respect to any Confidential Information disclosed by a Party hereto, the other Party which is receiving such Confidential Information.

“Representative” shall mean, with respect to any Person, directors, officers, employees, agents, co-investors, advisors, potential investors, underwriters, rating agencies, permitted assignees, sources of financing and trustees of such Person (other than competitors of Buyer and its Affiliates).

“Royalties” shall mean all amounts paid or payable to Sellers under the Commercialization Agreement in respect of or based on Net Sales of the Product in the Territory from and after the Economic Commencement Date through and including the License Termination.

“Royalty Interest” shall mean, as separately calculated for each Measurement Period:

(i)      with respect to the Fiscal Quarter ending March 31, 2016, [**]% of the sum of (a) Royalties earned and payable in respect of Net Sales for the Fiscal Quarter ending March 31, 2016, plus (b) Other Payments earned and payable in respect of the Fiscal Quarter ending March 31, 2016, up to an aggregate amount equal to [**];

(ii)     with respect to each Measurement Period to occur during the Initial Royalty Interest Period:

(A)            [**]% of the sum of (x) Royalties earned and payable in respect of Net Sales in such Measurement Period plus (y) Other Payments earned and payable in respect of such Measurement Period, up to the Initial Royalty Interest Period Threshold Amount;

(B)             [**]% of the sum of (x) Royalties earned and payable in respect of Net Sales in such Measurement Period plus (y) Other Payments earned and payable in respect of such Measurement Period, in excess of the Initial Royalty Interest Period Threshold Amount but not to exceed the Initial Royalty Interest Period Cap Amount; and

(C)             [**]% of the sum of (x) Royalties earned and payable in respect of Net Sales in such Measurement Period plus (y) Other Payments earned and payable in respect of such Measurement Period, in excess of the Initial Royalty Interest Period Cap Amount; and

(iii) with respect to each Measurement Period to occur during the Second Royalty Interest Period:

(A)            [**]% of the sum of (x) Royalties earned and payable in respect of Net Sales in such Measurement Period plus (y) Other Payments earned and payable in respect of such Measurement Period, up to the Second Royalty Interest Period Threshold Amount;

(B)             [**]% of the sum of (x) Royalties earned and payable in respect of Net Sales in such Measurement Period plus (y) Other Payments earned and payable in respect of such Measurement Period, in excess of the Second Royalty Interest Period Threshold Amount but not to exceed the Second Royalty Interest Period Cap Amount; and

(C)             [**]% of the sum of (x) Royalties earned and payable in respect of Net Sales in such Measurement Period plus (y) Other Payments earned and payable in respect of such Measurement Period, in excess of the Second Royalty Interest Period Cap Amount.

For the avoidance of doubt, for purposes of calculating Royalty Interest, Royalties shall be applied to the Measurement Period in which the Net Sales giving rise to the royalty payment occurred notwithstanding that such royalty is actually paid by Licensee during a subsequent Measurement Period. For example, Royalties with respect to Net Sales that occurred in the Measurement Period ending March 31, 2017 shall be applied to the Measurement Period ending March 31, 2017 even if the royalty is paid during the Measurement Period ending March 31, 2018. Other Payments shall be applied to the Measurement Period with respect to which such breach of either License Agreement or infringement resulting in Other Payments occurred, regardless of when such Other Payments are received. If the Measurement Period in which the breach or default giving rise to Other Payments cannot be determined, then such Measurement Period shall be determined either (a) by a court or (b) by a settlement agreement or other writing signed by Sellers and Licensee (and consented to by Buyer, which consent shall not be unreasonably withheld), as applicable.

In the event there shall remain any Cumulative Remaining Shortfall Amount as of December 24, 2029, then for so long Sellers continue to receive payments in respect of Royalties and/or Other Payments, “Royalty Interest” shall mean [**]% of the sum of such Royalties and Other Payments until any and all Cumulative Remaining Shortfall Amount has been paid to Buyer in full.

For the avoidance of doubt, notwithstanding that Royalty Interest is earned and payable to Buyer, Seller shall not be obligated to pay Buyer such Royalty Interest until Seller is paid the corresponding royalties by the Licensee.

“Royalty Interest Payment” shall mean the payment of the Royalty Interest (including, for the avoidance of doubt, the First Quarter 2016 Royalty Interest Payment).

“Second Royalty Interest Period” shall mean the period beginning on April 1, 2025 and ending on December 24, 2029.

“Second Royalty Interest Period Cap Amount” shall mean, for any Measurement Period, the sum of (x) $[**] earned in such Measurement Period, regardless whether royalties were received in such Measurement Period or thereafter and (y) any Cumulative Remaining Shortfall Amount. For purposes of clarification, the Second Royalty Interest Period Cap Amount shall be net of all Japanese Withholding Taxes.

“Second Royalty Interest Period Threshold Amount” shall mean, for any Measurement Period, the sum of (x) $[**] earned in such Measurement Period, regardless whether royalties were received in such Measurement Period or thereafter and (y) any Cumulative Remaining Shortfall Amount. For purposes of clarification, the Second Royalty Interest Period Threshold Amount shall be net of all Japanese Withholding Taxes.

“Seller” shall mean any or each of Aviragen, BHPL and/or BSM, as the context indicates, and “Sellers” shall mean all of entities collectively.

“Seller Deposit Account” shall mean an account established and maintained by either or both of Australian Sellers as the account into which all amounts that are or become payable to Australian Sellers under the Commercialization Agreement shall be deposited by Licensee. As of the Closing Date, the “Seller Deposit Account” shall be:

[**]

“Seller Indemnified Party” shall mean each of Sellers, their respective Affiliates and any of their respective partners, directors, managers, officers, employees and agents.

“Shortfall Amount” shall mean, with respect to any Measurement Period (other than the last Measurement Period of the Second Royalty Interest Period) in which the sum of (a) Royalties earned and payable in respect of Net Sales in such Measurement Period plus (b) Other Payments earned and payable in respect of such Measurement Period does not equal or exceed the Initial Royalty Interest Period Threshold Amount or the Second Royalty Interest Period Threshold Amount, as applicable, the amount equal to the difference of (i) the Initial Royalty Interest Period Threshold Amount or the Second Royalty Interest Period Threshold Amount, as applicable, minus (ii) the sum of (A) Royalties earned and payable in respect of Net Sales in such Measurement Period plus (B) Other Payments earned and payable in respect of such Measurement Period.

“Subsidiary” shall mean, with respect to any Person, at any time, any entity of which more than fifty percent (50%) of the outstanding Voting Stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities. Unless otherwise indicated herein, “Subsidiary” shall refer a “Subsidiary” of a Seller.

“Territory” shall mean Japan.

“Third Party” shall mean any Person other than a Seller or Buyer or their respective Affiliates.

“Third Party Patent Rights” shall mean, with respect to any Third Party, any and all issued patents and pending patent applications as of the date of this Agreement, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates of such Third Party in the Territory.

“Transaction Documents” shall mean, collectively, this Agreement, the Assignment, the Protective Rights Agreement and the Daiichi Consent/Amendment.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction. “Use” shall include the use, manufacture, marketing, sale, offer for sale, importation, distribution or commercialization.

“Valid Claim” shall mean a claim of an issued and unexpired patent, or a claim of a pending patent application, within the Product Related Patent Rights, which claim has not been held invalid, unpatentable or unenforceable by a court of competent jurisdiction from which no further appeal can be further taken, and has not been admitted to be invalid, unpatentable or unenforceable, which claim, but for a right to use such claim, would be infringed by the Product and/or its Exploitation; provided, however, that if a claim of a pending patent application shall not have issued as acclaim of an issued patent within five (5) years after the earliest filing date from which such claim claims priority, then such claim shall not be a “Valid Claim” for purposes of this Agreement unless and until such claim issues as a claim of an issued patent.

“Voting Stock” shall mean Capital Stock issued by a company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.

Section 1.02 Currency. Unless otherwise specified, all references to monetary amounts in this Agreement are references to the lawful currency of the United States.

Article II.

SALE AND ASSIGNMENT

Section 2.01 Sale and Assignment.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Australian Sellers shall sell, assign, transfer and convey to Buyer, free and clear of all Liens (other than any Liens in favor of Buyer) and subject to the conditions set forth in ARTICLE VI and the other provisions of this Agreement, the Assigned Rights, and Buyer shall accept such sale, assignment, transfer and conveyance from Sellers. Such sale, assignment, transfer and conveyance shall be evidenced by the execution and delivery of the Assignment by Sellers in accordance with Section 6.02.

(b)	Notwithstanding anything to the contrary contained in this Agreement, (i) the sale, assignment, transfer and conveyance to Buyer of the Assigned Rights pursuant to this Agreement shall not subject Buyer to, or transfer, affect or modify, any obligation or liability of Sellers under the License Agreements and (ii) Buyer expressly does not assume or agree to become responsible for any obligation or liability of Sellers whatsoever.

(c)	Sellers and Buyer intend and agree that the sale, assignment, transfer and conveyance of the Assigned Rights under this Agreement shall be, and is, a true sale by Australian Sellers to Buyer that is absolute and irrevocable and that provides Buyer with the full benefits of ownership of the Assigned Rights, and neither Sellers nor Buyer intends the transactions contemplated hereunder to be, or for any purpose characterized as, a loan from Buyer to Sellers or entitle Buyer to any other rights or interests except as expressly set forth in this Agreement. The Parties waive any right to contest or otherwise assert that this Agreement is anything other than a true sale by Australian Sellers to Buyer under applicable law, which waiver shall be enforceable against a Party in any bankruptcy or insolvency proceeding relating to such Party.

Section 2.02 Royalty Interest Payments.

(a)	Effective as of the execution and delivery of the Assignment at the Closing and subject to the terms of Section 2.04, Sellers and Buyer agree that Buyer shall have all of Sellers’ right, title, interest in and to the Assigned Rights, and is entitled to receive all Royalty Interest Payments (including, for the avoidance of doubt, the First Quarter 2016 Royalty Interest Payment).

(b)	Australian Sellers shall irrevocably instruct Licensee to remit all Royalty Interest amounts payable to Sellers pursuant to the Commercialization Agreement into the Seller Deposit Account, and Australian Sellers shall irrevocably instruct the bank holding the Seller Deposit Account to transfer such Royalty Interest amounts from the Seller Deposit Account into the Buyer Deposit Account, in each case pursuant and subject to Section 5.11.

Section 2.03 Closing Payment.

Subject to the terms and conditions set forth herein, at the Closing, Buyer shall pay Sellers the difference of (i) the Closing Amount minus (ii) the Expense Reimbursement Amount by wire transfer of immediately available funds as directed by Sellers.

Section 2.04 No Assumption.

Notwithstanding any provision in this Agreement or any other Transaction Document or writing to the contrary, Buyer is accepting the purchase and assignment of only the Assigned Rights and is not assuming any Excluded Liabilities and Obligations. All Excluded Liabilities and Obligations shall be retained by and remain obligations and liabilities solely of Sellers or their respective Affiliates.

Article III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Buyer that the following representations are true and complete as of the date of this Agreement, except as otherwise indicated:

Section 3.01 Organization.

Aviragen is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each of BHPL and BSM is a corporation duly incorporated, validly existing and in good standing under the laws of Victoria, Australia. Each Seller has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents and the License Agreements.

Section 3.02 Authorizations; Enforceability.

(a)	Each Seller has all necessary corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. None of the execution and delivery by any Seller of the Transaction Documents, the performance by any Seller of any of the obligations to be performed by it hereunder or thereunder, or the consummation by any Seller of any of the transactions contemplated hereby or thereby, will require any notice to, action, approval or consent by, or in respect of, or filing or registration with, any Governmental Authority or other Person, except filings necessary to perfect Liens created by the Transaction Documents.

(b)	Once signed, the Transaction Documents will have been duly authorized, executed and delivered by each Seller and each Transaction Document will then constitute the valid and binding obligation of each Seller, enforceable against each Seller in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03 Litigation.

Schedule 3.03 sets forth each (i) Dispute pending or threatened against any Seller, or to the Knowledge of the Sellers, pending or threatened against Daiichi, and (ii) inquiry of any Governmental Authority pending or threatened against any Seller, or to the Knowledge of the Sellers, pending or threatened against Daiichi, which, in each instance of clauses (i) and (ii), if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 3.04 Compliance with Laws.

No Seller nor any Subsidiary (i) is in violation of, has violated, or is under investigation with respect to, or (ii) has been threatened to be, charged with or been given written notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by, any Governmental Authority which, in the case of either clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

Section 3.05 Conflicts.

(a)	Neither the execution and delivery by Sellers of any of the Transaction Documents nor the performance or consummation of the transactions contemplated thereby (including, without limitation, the assignment to Buyer of the Royalty Interest) to be performed or consummated by Sellers will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, in any case, applicable to the Royalty Interest or the Collateral; or (B) any material contract, agreement, commitment or instrument to which any Seller is a party or by which any of the Collateral is bound or committed; (ii) except for the filing of the UCC-1 financing statements required hereunder (or under the Protective Rights Agreement), require any notification to, filing with, or consent of, any Person or Governmental Authority; (iii) give rise to any right of termination, cancellation or acceleration of any right or obligation of any Seller or any other Person as such right or obligation relates to the Royalty Interest, the Royalty Interest Payments or any of the other Collateral or to a loss of any benefit relating to the Royalty Interest, the Royalty Interest Payments or any of the other Collateral; or (iv) result in the creation or imposition of any Lien on any the Royalty Interest, the Royalty Interest Payments or any of the other Collateral, other than in favor of Buyer pursuant to the Protective Rights Agreement.

(b)	No Seller has granted or agreed to grant to any Person other than Buyer, nor does there exist, any Lien granted by any Seller on the Royalty Interest or any other Collateral other than pursuant to the Protective Rights Agreement. No Subsidiary has granted or agreed to grant to any Person other than Buyer, nor does there exist, any Lien on such Subsidiary’s rights to receive Royalty Interest Payments.

(c)	No Seller, Subsidiary or any of their respective property is subject (i) to any judgment, order, writ or decree of any Governmental Authority or (ii) to any contract, agreement, commitment or instrument, which, in either case of clause (i) or clause (ii), the violation or breach of which by such Seller could reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Ownership.

Sellers, until the Assignment is delivered, own, and collectively are the sole holders of all of the Assigned Rights, free and clear of any and all Liens (other than any Liens in favor of Buyer). Each Seller has full right and power to assign and convey the Assigned Rights as contemplated by this Agreement. No Seller has transferred, sold, conveyed, assigned, or otherwise disposed of, or agreed to transfer, sell, convey, assign, or otherwise dispose of any portion of the License Agreements and/or the Assigned Rights other than as contemplated by this Agreement. Upon delivery to Buyer of the executed Assignment, no Person other than Buyer shall have any right to receive the Royalty Interest. Upon delivery to Buyer of the executed Assignment, Sellers shall have sold, transferred, conveyed and assigned to Buyer, and Sellers shall have done everything which is required to be done by Sellers to cause Buyer to acquire all of Sellers’ rights, interests and obligations arising on or after the Economic Commencement Date under the License Agreements and the Assigned Rights, free and clear of any Liens (other than any Liens in favor of Buyer), but subject to the further provisions of this Agreement. Each Seller is legally competent to execute this Agreement and the other Transaction Documents and upon such execution by such Seller, the obligations of such Seller hereunder and thereunder shall constitute the legally binding and enforceable obligations of such Seller, subject to bankruptcy, insolvency, reorganization, moratorium, ad hoc representative appointment, conciliation, safeguard proceedings, judicial receivership, or other laws affecting creditors’ rights generally or general equitable principles.

Section 3.07 Subordination.

No Seller has caused, by any means, Sellers’ Royalties to be subordinated to the rights of any creditor of Daiichi or any other Person. In addition, no Seller has caused, and to the Knowledge of the Sellers no other Person has caused, the claims and rights of Buyer created by any Transaction Document (i) out of or in connection with the License Agreements and/or (ii) in and to the Assigned Rights and any Collateral, in each case, to be subordinated to any creditor of Daiichi or any other Person; provided, however, that no Seller makes any representation as to whether Buyer (or any Person acting on behalf of Buyer) has caused any such subordination.

Section 3.08 License Agreements.

(a)	Exhibit A-1 hereto contains a true and complete copy of the Collaboration Agreement (including, without limitation, all amendments, supplements and other modifications thereto). Exhibit A-2 hereto contains a true and complete copy of the Commercialization Agreement (including, without limitation, all amendments, supplements and other modifications thereto). The Collaboration Agreement and Commercialization Agreement, together with the agreements described therein, constitute the only applicable agreements (other than this Agreement and the Transaction Documents) (i) to which Sellers are a party regarding the Royalties, (ii) which relate to Sellers’ entitlement to the Assigned Rights and (iii) which relate to the Product. To the Knowledge of the Sellers, there are no unpaid Royalties that have become due, and none are expected to become overdue, as of the Closing Date. Pursuant to the Commercialization Agreement, Sellers are entitled to Royalties at the rates set forth in Section 2.1 thereof, subject to the express terms and conditions set forth in the Commercialization Agreement.

(b)	No Seller is in breach of either License Agreement and no circumstances or grounds exist that would give rise (i) to a claim by Daiichi of a breach of either License Agreement and/or any such other agreement which could have a Material Adverse Effect, or (ii) to a right of rescission, termination, revision, setoff, or any other rights, in, to or under the Assigned Rights. No Seller has unfulfilled obligations in respect of either License Agreement or the Assigned Rights that were required to be fulfilled on or prior to the date of this Agreement.

(c)	To the Knowledge of the Sellers, Daiichi is not in breach of or in default under either License Agreement.

(d)	Sellers have the full right, power and authority to grant all rights and interests granted to Buyer in this Agreement.

(e)	No circumstance or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope the Assigned Rights, including, without limitation, Sellers’ right to payments made in respect of Royalties.

(f)	Neither of the Australian Sellers is in breach of either License Agreement and nothing has occurred and no condition exists that would permit any other party thereto to terminate either License Agreement. To the Knowledge of the Sellers, both License Agreement are valid and binding on each other party thereto in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, ad hoc representative appointment, conciliation, safeguard proceedings, judicial receivership, or other laws affecting creditors’ rights generally or general equitable principles, and is in full force and effect.

(g)	No Seller has:

(i)	forgiven, released, delayed, postponed or compromised any payment in respect the Royalties;

(ii)	waived, amended, cancelled or terminated, exercised or to the Knowledge of the Sellers failed to exercise, any material rights constituting or relating to the Assigned Rights or under any agreement (including the License Agreements);

(iii)	except as set forth on Exhibits A-1 and A-2, amended, modified, restated, cancelled, supplemented, terminated or waived any provision of either License Agreement, or granted any consent thereunder, or agreed to do any of the foregoing;

(iv)	exercised any right of rescission, offset, counterclaim or defense, upon or with respect to the Assigned Rights or the Collateral, or agreed to do or suffer to exist any of the foregoing;

(v)	sold, leased, pledged, licensed, transferred or assigned (or attempted to do any of the foregoing) all or any portion of the Assigned Rights and/or the License Agreements, except in favor of Buyer pursuant to the Transaction Documents; or

(vi)	received any advance payments on the Royalties.

(h)	No Seller has been released from any of its obligations under the License Agreements.

(i)	No Seller has received any written notice from Daiichi that Daiichi has granted any sublicense of Sellers or Daiichi’s rights under the License Agreements.

Section 3.09 Net Sales.

Schedule 3.09 annexed hereto sets forth a true and complete list of all Net Sales of the Product provided by Daiichi and payments in respect of the Royalties paid and, to the Knowledge of the Sellers, payable by Daiichi to Sellers, for the Fiscal Quarter ending December 31, 2015. Buyer is aware that payments may differ in the future and that past payments made are no guarantee for future payments to be made.

Section 3.10 Broker’s Fees.

Except as set forth on Schedule 3.10, no Seller has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.11 Information.

All written information heretofore or herein supplied by or on behalf of Sellers or any of their respective Subsidiaries to Buyer is accurate and complete in all material respects, and none of such information, when taken together with all other information furnished, contains any untrue statement of a material fact or omits to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made. To the Knowledge of the Sellers, there is no fact or circumstance that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed in this Agreement, in the other Transaction Documents or in any other documents, certificates and statements furnished to Buyer for use in connection with the transactions contemplated hereby. All representations and warranties made by Sellers in any of the other Transaction Documents to which it is party are true and correct in all material respects.

Section 3.12 Insolvency Event; Material Adverse Effect.

No Insolvency Event has occurred regarding any Seller. To the Knowledge of the Sellers, no event has occurred and no condition exists that could reasonably be expected to result in a Material Adverse Effect.

Section 3.13 Patent Rights.

(a)	Schedule 3.13 sets forth the Patent Rights including the following for each Patent Right: (i) the application number; (ii) the patent or registration number, if any; (iii) the country or other jurisdiction where the Patent Right was issued, registered, or filed; (iv) the scheduled expiration date of any issued Patent Right, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; and (v) the registered owner thereof.

(b)	To the Knowledge of the Sellers, each of the Patent Rights is valid, enforceable and subsisting, and there is at least one Valid Claim in each of the Patent Rights that covers Daiichi’s Exploitation of the Product. Sellers have not received, and to the Knowledge of Sellers, Daiichi has not received, (i) any opinion of counsel that any of the Patent Rights is invalid or unenforceable or (ii) any notice of any claim by any Third Party challenging the validity or enforceability of any of the Patent Rights.

(c)	To the Knowledge of the Sellers, there is no pending, decided, settled or threatened Dispute (i) challenging the legality, validity, enforceability, scope and/or ownership of any Patent Rights, (ii) that could impact the validity and/or enforceability of any of the claims of the Patent Rights, or otherwise impact whether any claim within the Patent Rights is a Valid Claim, and/or (iii) adjudicating whether any Third Party Patent Right is or would be infringed by Daiichi’s Exploitation of the Product.

(d)	To the Knowledge of the Sellers, (i) no Third Party Patent Right has been or is infringed by Daiichi’s Exploitation of the Product; and (ii) Daiichi has not received any notice of any claim by any Third Party asserting that Daiichi’s Exploitation of the Product does or would infringe such Third Party’s Patent Rights. Seller has not received any opinion of counsel, and to the Knowledge of Seller, Daiichi has not received any opinion of counsel, regarding infringement or non-infringement of any Third Party Patent Right by Daiichi’s Exploitation of the Product.

(e)	Each of the Patent Rights is a Patent as defined in the Collaboration Agreement. To the Knowledge of the Sellers, Daiichi is the exclusive owner of the entire right, title and interest in and to the Patent Rights.

(f)	The term for which consideration is to be paid pursuant to Section 2.1 of the Commercialization Agreement shall expire no earlier than December 24, 2029.

(g)	To the Knowledge of the Sellers, the Product currently being Exploited has the formulation as described in the documents entitled “Laninamivir Octanoate Hydrate Inavir Powder for Inhalation 20mg 3.2.P Quality Drug Product” and “Laninamivir Octanoate Hydrate Inavir Powder for Inhalation 20mg 3.2.S Quality Drug Substance”, each published by Daiichi.

(h)	Daiichi has not requested any of the Sellers to assume responsibility for the maintenance of any of the Patent Rights.

Section 3.14 Exploitation; Material Information.

To the Knowledge of the Sellers, Daiichi is not considering terminating the Exploitation of the Product.

Section 3.15 Taxes.

(a)	No deduction or withholding for or on account of any tax (other than the Japanese Withholding Tax at a rate of 5%) has been made, or was required to be made, from any payment by Daiichi to Sellers with respect to Royalties payable under the Commercialization Agreement.

(b)	Since the current Australia-Japan Income Tax Treaty became effective, each Seller has been subject to Japanese Withholding Tax at a rate of 5% with respect to Royalties payable under the Commercialization Agreement.

Article IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that the following representations are true and complete as of the date of this Agreement, except as otherwise indicated:

Section 4.01 Organization.

Buyer is a limited partnership formed and validly existing under the laws of the State of Delaware, and has all limited partnership powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents.

Section 4.02 Authorization.

Buyer has all necessary limited partnership power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. Once signed, the Transaction Documents will have been duly authorized, executed and delivered by Buyer and each Transaction Document will then constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03 Broker’s Fees.

None of Buyer or its Affiliates has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04 Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects, any provisions of: (A) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Buyer or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which Buyer is a party or by which Buyer or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of Buyer; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.

Article V.

COVENANTS

During the term of this Agreement, the following covenants shall apply:

Section 5.01 Consents and Waivers.

Sellers and Buyer shall use commercially reasonable efforts to obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of either License Agreement.

Section 5.02 Compliance.

(a)	Each Seller shall comply with and fulfill, in all material respects, all of its respective obligations under the License Agreements.

(b)	In the event either License Agreement is terminated for any reason whatsoever, each of Buyer and each Seller shall use commercially reasonable efforts, at each Party’s respective cost and expense, to locate and secure a replacement licensee to develop, make, have made, use, and sell the Product; provided that Buyer shall have the right to approve (which approval shall not be unreasonably withheld or delayed) in writing such replacement licensee, and each Seller agrees to undertake in connection with such additional License Agreement such obligations and liabilities as it currently has under the terminated License Agreement (such replacement arrangement shall, for purposes of the assignment of the Assigned Rights hereunder, be deemed to constitute a “License Agreement” hereunder and shall be subject to the terms and conditions hereof and of the other Transaction Documents).

Section 5.03 Confidentiality; Public Announcement.

(a)	Except as expressly authorized in this Agreement or the other Transaction Documents or except with the prior written consent of the Disclosing Party, the Receiving Party hereby agrees that (i) it will use the Confidential Information of the Disclosing Party solely for the purpose of the transactions contemplated by this Agreement and the other Transaction Documents and exercising its rights and remedies and performing its obligations hereunder and thereunder; (ii) it will keep confidential the Confidential Information of the Disclosing Party; and (iii) it will not furnish or disclose to any Person any Confidential Information of the Disclosing Party.

(b)	Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the Receiving Party may, without the consent of the Disclosing Party, but with prior written notice when permissible to the Disclosing Party, furnish or disclose Confidential Information of the Disclosing Party to (i) the Receiving Party’s Affiliates and their respective Representatives, actual or potential financing sources, investors or co-investors and permitted assignees, Buyers, transferees or successors-in-interest under Section 8.03, in each such case, who need to know such information in order to provide or evaluate the provision of financing to the Receiving Party or any of its Affiliates or to assist the Receiving Party in evaluating the transactions contemplated by this Agreement and the other Transaction Documents or in exercising its rights and remedies and performing its obligations hereunder and thereunder and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 5.03 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 5.03; and (ii) permitted assignees, Buyers, transferees or successors-in-interest under Section 8.03, in each such case, who need to know such information in connection with such actual or potential assignment, sale or transfer, including, following any such assignment, sale or transfer, in order to exercise their rights and remedies and perform their obligations under this Agreement and the other Transaction Documents and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 5.03 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 5.03.

(c)	In the event that the Receiving Party, its Affiliates or any of their respective Representatives is required by applicable law, applicable stock exchange requirements or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to furnish or disclose any portion of the Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that the Disclosing Party may seek, at its expense, a protective order or other appropriate remedy (and, if the Disclosing Party seeks such an order, the Receiving Party, such Affiliates or such Representatives, as the case may be, shall provide, at their expense, such cooperation as such Disclosing Party shall reasonably require). Subject to the foregoing, the Receiving Party, such Affiliates or such Representatives, as the case may be, may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that is legally required to be disclosed; provided, however, that the Receiving Party, such Affiliates or such Representatives, as the case may be, shall exercise reasonable efforts (at their expense) to preserve the confidentiality of the Confidential Information of the Disclosing Party, including by obtaining reliable assurance that confidential treatment will be accorded any such Confidential Information disclosed. Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, in the event that the Receiving Party or any of its Affiliates receives a request from an authorized representative of a U.S. or foreign tax authority for a copy of this Agreement or any of the other Transaction Documents, the Receiving Party or such Affiliate, as the case may be, may provide a copy hereof or thereof to such tax authority representative without advance notice to, or the consent of, the Disclosing Party; provided, however, that the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party with written notice of such disclosure as soon as practicable.

(d)	Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, the Receiving Party may disclose the Confidential Information of the Disclosing Party, including this Agreement, the other Transaction Documents and the terms and conditions hereof and thereof, to the extent necessary in connection with the enforcement of its rights and remedies hereunder or thereunder or as required to perfect the Receiving Party’s rights hereunder or thereunder.

(e)	Neither Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document, except if and to the extent that any such release or disclosure is required by applicable law, by the rules and regulations of any applicable stock exchange or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing (or whose Affiliate proposes) to issue such press release or make such public disclosure shall use commercially reasonable efforts to consult in good faith with the other Party regarding the form and content thereof before issuing such press release or making such public announcement.

(f)	Except with respect to Buyer’s internal communications or private communications with its Representatives, Buyer shall not, and shall cause its Representatives, its Affiliates and its Affiliates’ Representatives not to make use of the name, nickname, trademark, logo, service mark, trade dress or other name, term, mark or symbol identifying or associated with any Seller without such Sellers’ prior written consent to the specific use in question; provided that the consent of such Seller shall not be required with respect to publication of such Seller’s name and logos in Buyer’s promotional materials, including without limitation the websites for Buyer and its Affiliates consistent with its use of other similarly situated Third Parties’ names and logos.

(g)	Buyer and each Seller hereby (i) agree that, notwithstanding the terms thereof, the Confidentiality Agreement is hereby terminated and (ii) acknowledge that this Agreement shall supersede such Confidentiality Agreement with respect to the treatment of Confidential Information by the Parties (including, without limitation, with regard to Confidential Information previously provided pursuant to such Confidentiality Agreement).

Section 5.04 Protective Rights Agreement.

For protective purposes only and to secure each Seller’s performance of its obligations hereunder to the extent the assignment hereunder, as evidenced by the Assignment, becomes subject to a Recharacterization despite the Parties’ intentions, each Seller shall execute and deliver the Protective Rights Agreement at the Closing as contemplated by Section 6.02(d).

Section 5.05 Further Assurances.

(a)	Subject to the terms and conditions of this Agreement, each of Buyer and Sellers will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement and any other Transaction Document. Buyer and Sellers agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings, other documents, certificates or agreements requested by Buyer) and to take such other actions as may be reasonably necessary to carry out and effectuate all of the provisions of this Agreement and any other Transaction Document, to consummate the transactions contemplated by this Agreement and any other Transaction Document and to vest in Buyer all of Sellers’ rights (whether joint, several or joint and several) under the License Agreements, including, without limitation, the Assigned Rights, free and clear of all Liens, except those Liens created in favor of Buyer pursuant to the Protective Rights Agreement and subject to the further provisions of this Agreement.

(b)	Except for disputes between the Parties, each of Buyer and Sellers shall cooperate and provide assistance as reasonably requested by the other Party (and at no expense to the requesting Party unless the requesting Party is obligated to indemnify the other Party pursuant to the requesting Party’s indemnification obligations provided for in this Agreement) in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any Party or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement or any other Transaction Document, and the Assigned Rights, the License Agreements, the Collateral, or the transactions described herein or therein, and, without limiting the generality of the preceding provision, shall provide promptly to the other Party copies of all correspondence, reports (including royalty reports and worksheets), notices or other information sent by or on behalf of such Party to, or received by or on behalf of such Party from, Licensee, in any case relating to the Assigned Rights, the Commercialization Agreement, or, solely to the extent related to sales of the Product in the Territory, the Collaboration Agreement; it being understood that a Party’s failure to provide such information shall not limit any otherwise applicable indemnification obligations under this Agreement of the other Party other than to the extent of any final non-appealable order of a court of competent jurisdiction finding that a Loss was incurred by such other Party as a result of such failure to provide such information. In particular, without limitation, Sellers shall, upon request of Buyer, be available and fully cooperate with and support Buyer free of charge in connection with each License Agreement and its performance.

Section 5.06 Notice by Sellers; Enforcement of License Agreements.

(a)	Sellers shall provide Buyer with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following:

(i)	any breach or default by any Seller of any covenant, agreement or other provision of this Agreement or any other Transaction Document;

(ii)	any representation or warranty made or deemed made by any Seller in any of the Transaction Documents or in any certificate delivered to Buyer pursuant to any Transaction Documents shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made;

(iii)	the occurrence of an Insolvency Event with respect to any Seller or the occurrence of any equivalent event with respect to Licensee;

(iv)	any material breach or default by Licensee under either License Agreement; and

(v)	any written notice (including without limitation with respect to the addition of either licensee under the Collaboration Agreement or any collaborator or sub-licensee under the Commercialization Agreement), report (including without limitation royalty reports and worksheets) or other communication, together with copies of the same, received from or on behalf of Licensee with respect to the Royalty Interest, any of the other Assigned Rights, the Commercialization Agreement, or, solely to the extent related to sales of the Product in the Territory, the Collaboration Agreement.

(b)	In the event any oral communication is received by any Seller from Licensee the substance of which is reasonably likely to materially adversely impact the Assigned Rights, the Product, any Patent Rights or the ability of Licensee to distribute, market and/or sell the Product, Sellers shall use their reasonable efforts to promptly inform Buyer of such oral communication and provide a reasonable description of such oral communication.

(c)	In the event Licensee is in breach or default of an obligation under either License Agreement in a manner that is reasonably likely to adversely affect the Royalties, the Royalty Interest or the Assigned Rights, Sellers or Buyer, as applicable, shall inform the other Party of such breach or default and shall provide reasonable detail regarding the nature of such breach or default. Sellers and Buyer shall consult with each other regarding such breaches and defaults and as to the timing, manner and conduct of any enforcement of Licensee’s obligations under the License Agreement relating thereto. If after ten (10) Business Days the Parties cannot agree on the timing, manner and conduct of such enforcement, then Sellers shall take such actions as Buyer shall request to enforce Licensee’s obligations under the License Agreements.

(d)	Buyer shall have the sole right to determine the timing, manner and conduct of any enforcement of Licensees’ obligations under the License Agreements as described in Section 5.06(c) above, including, without limitation, the selection of any counsel to assist in such enforcement, and upon Buyer’s request, Sellers shall enforce compliance by such Licensee with the relevant provisions of the License Agreements and exercise such rights and remedies relating to such breach or default or alleged breach or default as shall be available to Sellers and as directed by Buyer, whether under the License Agreements or by operation of applicable law, including bringing any legal action or suit requested by Buyer. No Seller shall consent to the entry of any judgment or enter into any compromise or settlement with respect to such enforcement of the License Agreements against a Licensee without the prior written consent of Buyer.

(e)	All out-of-pocket costs and expenses (including counsels’ fees and expenses) incurred in connection with any enforcement pursuant to this Section 5.06 shall be borne by Buyer, provided that any amounts recovered as a result of any judgment or other monetary award or settlement in respect of an action brought pursuant to this Section 5.06 shall be first applied to reimburse Buyer for its costs incurred in connection therewith and the remainder, if any, shall then be treated as Royalty Interest.

Section 5.07 Patent Rights.

In the event that Daiichi elects to abandon any pending application for or granted Patent Right material to the Assigned Rights, Sellers shall prosecute, file or maintain such application or Patent Right to the fullest extent permitted under the License Agreements.

Section 5.08 Negative Covenants.

No Seller shall, or shall any Seller permit any of its Subsidiaries to, without the prior written consent of Buyer:

(a)	forgive, release or reduce any amount, or delay or postpone (other than on a commercially reasonable basis) any amount, owed to any Seller or its Subsidiaries relating to the Royalties;

(b)	create, incur, assume or suffer to exist any Lien, upon or with respect to the Assigned Rights, the other Collateral or the right to receive Royalty Interest Payments, or agree to do or suffer to exist any of the foregoing, except for any permitted Liens and any Lien or agreements in favor of Buyer granted under or pursuant to this Agreement and the other Transaction Documents;

(c)	waive, amend, cancel or terminate, exercise or fail to exercise, any material rights constituting or relating to the Royalties, the Royalty Interest or any other Assigned Rights;

(d)	amend, modify, restate, cancel, supplement, terminate or waive any provision of either License Agreement in the Territory, or grant any consent thereunder, or agree to do any of the foregoing, including, without limitation, entering into any agreement with any Licensee under the provisions of either License Agreement in the Territory; or

(e)	sell, lease, license, transfer or assign (or attempt to do any of the foregoing) all or any portion of the Patent Rights. Sellers recognize that they have no right to do any of the actions in Section 5.08(e).

Section 5.09 Future Agreements.

No Seller shall enter into, or permit any of its Subsidiaries to enter into, any agreement that would or could reasonably be expected to result in a Material Adverse Effect without Buyer’s prior written consent, which consent may be withheld, delayed or conditioned in Buyer’s sole and absolute discretion.

Section 5.10 Records; Access.

(a)	During the term of this Agreement and for a period of two (2) years thereafter, Sellers shall keep and maintain proper books of record and account in which full, true and correct entries in conformity with U.S. generally accepted accounting principles and all requirements of applicable law are made of all dealings and transactions as are adequate to correctly calculate and verify the accuracy of all reports and all Royalty Interest Payments.

(b)	During the term of this Agreement:

(i)	Buyer and its representatives shall have the right, from time to time during normal business hours and upon at least fifteen (15) Business Days’ prior written notice to Sellers, but no more frequently than one (1) time per calendar year without cause, as determined by Buyer in its reasonable discretion, to visit the offices and properties of Sellers and their respective Subsidiaries where books and records relating or pertaining to the Royalty Interest Payments, the Royalties, the Royalty Interest, the Assigned Rights and the other Collateral are kept and maintained, to inspect and make extracts from and copies of such books and records, to discuss, with officers of Sellers and their respective Subsidiaries, the business, operations, properties and financial and other condition of Sellers and their respective Subsidiaries and to verify the accuracy of the reports, the Royalty Interest Payments and the Royalties. In the event any inspection of such books and records reveals any underpayment of any Royalty Interest Payment in respect of any Fiscal Quarter, Sellers shall pay promptly (but in any event within five (5) Business Days thereafter) to Buyer (i) the amount of such underpayment; and

(ii)	if such underpayment exceeds five percent (5%) of the Royalty Interest Payment that was required to be made in respect of such Fiscal Quarter, the reasonable out-of-pocket fees and expenses incurred by Buyer and its Affiliates in connection with such inspection will be borne by Sellers (in all other cases, such fees and expenses will be borne by Buyer and its Affiliates). All information furnished or disclosed to Buyer or any of its representatives in connection with any inspection shall constitute Confidential Information of Sellers and shall be subject to the provisions of Section 5.03.

(c)	Sellers shall deliver to Buyer such information and data relating or pertaining to the Royalty Interest Payments, the Royalties, the Royalty Interest, the Assigned Rights and the other Collateral as Buyer shall reasonably request, promptly upon such request.

(d)	Sellers shall on, on at least a quarterly basis, or more frequently if requested in writing by Buyer (such notice to be given at least ten (10) Business Days’ in advance), cause such of the executive officers and employees of Sellers as shall be reasonably identified by Buyer in such notice to meet, or, at Buyer’s option, to participate in a conference call with, Buyer for the purpose of discussing the Product and the Assigned Rights.

Section 5.11 Remittance to Deposit Account; Set-Offs.

(a)           Pursuant to the Daiichi Consent/Amendment, Australian Sellers shall instruct Licensee to remit all amounts payable to Australian Sellers pursuant to the Commercialization Agreement directly to the Seller Deposit Account and may not change or otherwise amend such instruction without the prior written consent of Buyer. All payments made to Australian Sellers on account of the Royalty Interest shall be held by Australian Sellers in trust for the benefit of Buyer until remitted to Buyer pursuant to Section 5.11(b) of this Agreement. Sellers shall have no right, title or interest whatsoever in such amounts and shall not create any Lien thereon. Amounts deposited into the Seller Deposit Account shall be in United States dollars.

(b)           Upon receipt by Australian Sellers from Licensee of amounts in respect of the Royalty Interest, Australian Sellers shall instruct the bank holding the Seller Deposit Account to transfer such amounts from the Seller Deposit Account into the Buyer Deposit Account on the second Business Day after such amounts are received in the Seller Deposit Account. Amounts deposited into the Buyer Deposit Account shall be in United States dollars.

(c)           If any Seller fails to pay any amount that it is contractually obligated to pay to Licensee, and, as a consequence of such failure to pay, Licensee exercises a right of set-off and reduces amounts payable in respect of the Royalty Interest, then Sellers shall promptly, and in any event no later than five (5) Business Days, following the date on which any Seller becomes aware of such setoff pay to Buyer a sum equal to the amount of such reduction and in the currency in which the amount offset is denominated.

(d)           No Seller shall close, change or otherwise modify the Seller Deposit Account or open a new deposit account for remittance of the amounts payable pursuant to the License Agreements without the prior written consent of Buyer.

Section 5.12 Certain Covenants of Buyer.

Subject in all events to the provisions of Section 5.06,

(a)            Buyer will not communicate directly with Daiichi concerning the License Agreements, including the payment of royalties from Net Sales and commercialization of the Product in the Territory.

(b)            Buyer will not seek to enforce any of its rights under this Agreement directly against Daiichi.

Article VI.

THE CLOSING; CONDITIONS TO CLOSING

Section 6.01 Closing.

Subject to the closing conditions set forth in Sections 6.02 and 6.03, and unless otherwise mutually agreed by the Parties, the closing of the transactions contemplated under this Agreement shall take place remotely via electronic delivery of the executed Transaction Documents and other deliverables at 9:00 a.m., Eastern Time, on the Closing Date.

Section 6.02 Conditions Applicable to Buyer.

The obligations of Buyer to effect the Closing and pay the Closing Amount pursuant to Section 2.03 hereof, shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Buyer in its sole discretion:

(a)	At Closing, the representations and warranties set forth in the Transaction Documents shall be true, correct and complete in all material respects; provided, however, that if any of the foregoing representations and warranties are qualified as to “materiality” or “Material Adverse Effect”, then, subject to such qualifications, such representations and warranties shall be true, correct and complete in all respects; and Sellers shall have confirmed this in writing at the Closing.

(b)	All notices to, consents (including the Daiichi Consent/Amendment), approvals, authorizations and waivers from Third Parties and Governmental Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall have been obtained or provided for and shall remain in effect.

(c)	All of the Transaction Documents (including without limitation, the Assignment) shall have been executed and delivered by Sellers to Buyer, and Buyer shall have received the same.

(d)	The Protective Rights Agreement shall have been duly executed and delivered by all the parties thereto, together with UCC-1 financing statements for filing under the UCC in Delaware, Georgia and the District of Columbia, and such agreement shall be in full force and effect, and such filings and the related registrations shall have been filed or made, as appropriate, and all requisite fees paid in connection with such filings and registrations.

(e)	Buyer shall have received opinions of counsel to (i) Sellers, substantially in the forms set forth in Exhibits E-1 (for transactional counsel to Sellers) and E-2 (for Australian counsel to Sellers) and (ii) Buyer, substantially in the form set forth in Exhibit E-3.

(f)	Sellers shall have complied in all material respects with its obligations hereunder and under the other Transaction Documents.

(g)	There shall not have occurred any event or circumstance (including any development with respect to the efficacy or safety of the Product) that could reasonably be expected to have a Material Adverse Effect.

Section 6.03 Conditions Applicable to Sellers.

The obligations of Sellers to effect the Closing shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Sellers in their sole discretion:

(a)	The representations and warranties of Buyer set forth in the Transaction Documents shall be true, correct and complete in all material respects.

(b)	Buyer shall have complied in all material respects with its covenants set forth in the Transaction Documents.

Article VII.

TERMINATION

Section 7.01 Termination.

(a)	This Agreement may be terminated, effective upon the delivery of written notice prior to or at the Closing:

(i)	by Buyer if any of the conditions set forth in Section 6.02 shall not have been satisfied as of the Closing Date (other than through or as a result of the failure by Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before the Closing Date; or

(ii)	by Sellers if any of the conditions set forth in Section 6.03 shall not have been satisfied as of the Closing Date (other than through or as a result of the failure by any Seller to comply with its obligations under this Agreement), and Sellers have not waived such condition on or before the Closing Date.

(b)	This Agreement shall terminate on the earlier of (x) the date on which this Agreement is terminated by either Party pursuant to and in accordance with Section 7.01(a) and (y) the License Termination.

Section 7.02 Effects of Expiration or Termination.

(a)	The expiration or termination of this Agreement for any reason shall not release either Party any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination. Accordingly, if any obligations remain unpaid or any amounts are owed or any payments are required to be made by either Party to the other Party on or after the date on which this Agreement expires or is terminated, this Agreement shall remain in full force and effect until any and all such obligations, amounts or payments have been indefeasibly paid or made in accordance with the terms of this Agreement, and solely for that purpose.

(b)	Notwithstanding anything herein to the contrary, the termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or in equity (including any enforcement of its rights under any of the Transaction Documents) the exercise of a right of termination shall not be an election of remedies.

(c)	ARTICLE 1 and Sections 2.01(b), 2.01(c), 2.04, 5.02(b), 5.03, 5.05(b), 5.06(c) and 5.10(a) (but, in the case of Sections 5.02(b), 5.06(c), and 5.10(a), only if closing occurs), this Section 7.02 and ARTICLE VIII shall survive the termination of this Agreement for any reason. Except as otherwise provided in this Section 7.02, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

Article VIII.

MISCELLANEOUS

Section 8.01 Survival.

Each representation and warranty of the Parties contained herein and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect until the License Termination. Notwithstanding anything in this Agreement or implied by law to the contrary, each covenant and obligation in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to any Person out of or in connection with this Agreement will be deemed waived by any action or inaction of that Person (including consummation of the Closing, any inspection or investigation, or the awareness of any fact or matter) at any time, whether before, on or after the Closing.

Section 8.02 Notices.

All notices, consents, waivers and communications hereunder given by any Party to the other shall be in writing (including electronic mail) and delivered personally, by electronic mail, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

If to Buyer to:

HealthCare Royalty Partners III, L.P.

300 Atlantic Street, 6th Floor

Stamford, CT 06901

Attention: Todd Davis

Email: Todd.Davis@hcroyalty.com

with courtesy copies (which shall not constitute notice) to:

HealthCare Royalty Partners III, L.P.
300 Atlantic Street, 6th Floor

Stamford, CT 06901

Attention: Chief Legal Officer

Email: royalty-legal@hcroyalty.com

and:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attention: Geoffrey E. Liebmann

Email: gliebmann@cahill.com

If to any Seller to:

Aviragen Therapeutics, Inc.

2500 Northwinds Parkway

Suite 100

Alpharetta, GA 30009

Attention: Chief Executive Officer

Email: legal@biotapharma.com

with a courtesy copy to (which shall not constitute notice):

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: David Rosenthal

Email: david.rosenthal@dechert.com

or to such other address or addresses as Buyer or Sellers may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective five Business Days after dispatch, (b) when sent by electronic mail, be effective upon receipt by the transmitting party of confirmation of complete transmission or return email or “read” receipt from the recipient, or (c) when delivered by an internationally recognized overnight courier or in person, be effective upon receipt when hand delivered.

Section 8.03 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Seller shall be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of Buyer; provided, however, such consent shall not be required in connection with the merger or other consolidation of such Seller or the assignment of such Seller’s obligations and rights by operation of law, so long as, the Person into which such Seller has been merged or consolidated or which has acquired such assets of such Seller has delivered evidence, in form and substance reasonably satisfactory to Buyer, to Buyer that such Person has assumed all of such Seller’s obligations under the Transaction Documents. Buyer may assign without consent of Sellers any of its rights and obligations under the Transaction Documents without restriction. Any purported assignment in violation of this Section 8.03 shall be null and void.

Section 8.04 Indemnification.

(a)	Each Seller hereby indemnifies and holds each Buyer Indemnified Party harmless from and against any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of (i) any breach of any representation, warranty or certification made by any Seller in any of the Transaction Documents, (ii) any breach of or default under any covenant or agreement by any Seller pursuant to any Transaction Document or either License Agreement, including any failure by any Seller to satisfy any of the Excluded Liabilities and Obligations, or (iii) any claims asserted by any Third Party to the extent based on action taken by Buyer at the direction of any Seller pursuant to the terms of this Agreement or otherwise at the direction of any Seller other than actions which Buyer would have been obligated to take even if Buyer had not been so directed by Seller.

(b)	Buyer hereby indemnifies and holds each Seller Indemnified Party harmless from and against any and all Losses incurred or suffered by a Seller Indemnified Party arising out of (i) any breach of any representation, warranty or certification made by Buyer in any of the Transaction Documents, (ii) any breach of or default under any covenant or agreement by Buyer pursuant to any Transaction Document or (iii) any claims asserted by any Third Party to the extent based on action taken by any Seller at the direction of Buyer pursuant to the terms of this Agreement or otherwise at the direction of Buyer other than actions which such Seller would have been obligated to take even if such Seller had not been so directed by Buyer.

(c)	If any Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such Claim, notify the indemnifying party in writing of the commencement of such Claim, enclosing a copy of all papers served, if any; provided that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.04 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.04 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)	Buyer or any Buyer Indemnified Party may take any action against Sellers to enforce or recover Losses pursuant to the indemnification obligations of Sellers under this Section 8.04 without any requirement to take any action or exhaust any right or remedy against any other Person; provided that Buyer agrees that Sellers shall then be subrogated to any and all other rights of Buyer to recovery to the extent of such indemnification paid by Sellers (but excluding interest amounts and withholding tax gross-up payments). If any proceeds, benefits or recoveries are received by or on behalf of a Buyer Indemnified Party with respect to Losses after Sellers have made an indemnification payment to a Buyer Indemnified Party with respect thereto and receipt of such proceeds, benefits or recoveries prior to such payment would have reduced the amount of such indemnification payment if received prior to such payment, then such Buyer Indemnified Party shall hold such amounts in trust for the benefit of Sellers and, within three (3) Business Days after receipt thereof, deliver such amounts (net of any applicable withholding tax) to Sellers by wire transfer of immediately available funds as directed by Sellers.

(e)	Sellers shall not be liable to indemnify Buyer for any Losses arising from a breach of a representation or warranty unless and until the aggregate amount of those Losses exceeds [**] at which point Sellers shall be liable to indemnify Buyer for all Losses arising from a breach of a representation or warranty.

(f)	The maximum aggregate indemnification obligation of the Sellers under this Agreement shall be [**] of the Base Amount. Notwithstanding the foregoing, no maximum indemnification threshold shall apply (i) for breaches of this Agreement in the event such breach is a result of actual fraud, gross negligence or willful misconduct by a Seller in connection with this Agreement or (ii) to any indemnification for any failure by any Seller to satisfy any of the Excluded Liabilities and Obligations or for any breach of or default under any covenant or agreement by any Seller set forth in Section 5.06, Section 5.07 or Section 5.11.

Section 8.05 Independent Nature of Relationship; Taxes.

(a)	The relationship between Sellers, on the one hand, and Buyer, on the other hand, is solely that of assignor and assignee, and neither Buyer, on the one hand, nor any Seller, on the other hand, has any fiduciary or other special relationship with the other or any of their respective Affiliates. For the avoidance of doubt, nothing in this Agreement shall be read to create any agency, partnership, association or joint venture of any Seller (or any of its Affiliates) and Buyer (or any of its Affiliates) and each Party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture” or other kind of entity or legal form.

(b)	Except as otherwise contemplated herein, no Party shall at any time obligate the other Party, or impose on such other Party any obligation, in any manner or respect to any Third Party.

(c)	For United States federal, state and local tax purposes, each Seller and Buyer shall treat the transactions contemplated by the Transaction Documents as a sale.

(d)	The Parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.05 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other Party to this Agreement has consented to such actions, or (ii) the Party that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that it is more likely than not that (x) there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 8.05 or (y) taking such a position would otherwise subject the Party to penalties under the Internal Revenue Code of 1986, as amended. If a Governmental Authority conducts an inquiry of any Seller or Buyer related to this Section 8.05, the Parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 8.05.

(e)	All payments to Buyer under this Agreement shall be made without any deduction or withholding for or on account of any tax; provided that if deduction or withholding is required from any payment under this Agreement, the sum payable shall be increased and paid by Sellers or any of their respective Affiliates as necessary so that after all required deductions and withholdings have been made, Buyer receives an amount equal to the amount it would have received had no such deductions or withholding been made: provided further, Sellers shall not be required to indemnify Buyer under this Section 8.05(e) for any Japanese Withholding Tax deducted or withheld by Daiichi on the payments of Royalties under the Commercialization Agreement to the extent such Japanese Withholding Tax does not exceed 5% of the Royalties payable by Daiichi under the Commercialization Agreement. Sellers shall promptly notify Buyer in writing in the event that any deduction or withholding is effected or proposed by Sellers or any Governmental Authority, with respect to any such payments hereunder.

Section 8.06 Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements (including the Confidentiality Agreement), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof (other than Section 8.03), is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 8.07 Amendments; No Waivers.

(a)	This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of both Parties. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the Party against whom such waiver is sought to be enforced.

(b)	No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)	No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

Section 8.08 Interpretation.

When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither Party shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one Party or the other.

Section 8.09 Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 8.10 Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by facsimile or .pdf signature and such facsimile or .pdf signature shall be deemed an original.

Section 8.11 Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.12 Expenses.

Sellers will pay all of their fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement as well as the Expense Reimbursement Amount.

Section 8.13 Governing Law; Jurisdiction.

(a)	This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, USA without giving effect to the principles of conflicts of law thereof (other than Section 5-1401 of the General Obligations Law of the State of New York). Each Party unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York, USA located in the County of New York and the Federal district court for the Southern District of New York located in the County of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(b)	Each Party hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (a) above of this Section 8.13 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a Party to serve process on the other Party in any other manner permitted by law.

Section 8.14 Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLERS:	Aviragen Therapeutics, Inc.

By:
Name:
Title:

Biota Scientific Management Pty. Ltd.

By:
Name:
Title:

By:
Name:
Title:

Biota Holdings Pty Ltd

By:
Name:
Title:

By:
Name:
Title:

BUYER:	HealthCare Royalty Partners III, L.P.
By: HealthCare Royalty GP III, LLC, its general partner

By:
Name:
Title:

[Signature Page to Royalty Interest Acquisition Agreement]

Exhibit A-1

Collaboration Agreement

[See attached]

Exhibit A-2

Commercialization Agreement

[See attached]

Exhibit B

Form of Assignment

[See attached]

Exhibit C

Form of Daiichi Consent/Amendment

[See attached]

Exhibit D

Form of Protective Rights Agreement

[See attached]

Exhibit E-1

Form of Opinion of Counsel (Transaction Opinion)

[See attached]

Exhibit E-2

Form of Opinion of Counsel (Australian Counsel)

[See attached]Exhibit E-3

Form of Opinion of Counsel (Buyer Counsel)

[See attached]

Schedule 3.03

Litigation

None.

Schedule 3.09

Net Sales for the Fiscal Quarter ending December 31, 2015

[See attached]

Schedule 3.10

Broker’s Fees

Pursuant to the terms of the letter agreement dated December 8, 2015 between Aviragen and FBR Capital Markets & Co., Aviragen has agreed to pay FBR Capital Markets & Co. certain fees and commissions in connection with the transactions contemplated by the Transaction Agreements.

Schedule 3.13

Patent Rights

[See attached]

10.2

PROTECTIVE RIGHTS AGREEMENT

THIS PROTECTIVE RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2016 by and between Aviragen Therapeutics, Inc. (formerly known as Biota Pharmaceuticals, Inc.), a Delaware corporation (“Aviragen”), Biota Holdings Pty Ltd (formerly known as Biota Holdings Limited), a corporation organized and existing under the laws of Victoria, Australia (“BHPL”), Biota Scientific Management Pty. Ltd., a corporation organized and existing under the laws of Victoria, Australia (“BSM” and, together with Aviragen and BHPL, “Grantors”), and HealthCare Royalty Partners III, L.P., a Delaware limited partnership (“HC Royalty”).

RECITALS:

A.            Grantors and HC Royalty are parties to that certain Royalty Interest Acquisition Agreement of even date herewith.

B.            The Royalty Interest Acquisition Agreement provides that Grantors have agreed to assign to HC Royalty, and HC Royalty has agreed to acquire from Grantors, the Assigned Rights (as defined in the Royalty Interest Acquisition Agreement).

C.            Grantors have agreed pursuant to the terms of the Royalty Interest Acquisition Agreement to enter into this Agreement, under which Grantors grant to HC Royalty a security interest in and to the Collateral as security for the due performance and payment of all of Grantors’ obligations to HC Royalty under the Royalty Interest Acquisition Agreement.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantors and HC Royalty, with intent to be legally bound hereby, covenant and agree as follows:

SECTION 1.      Definitions.

For purposes of this Agreement, capitalized terms used herein shall have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the UCC or the Royalty Interest Acquisition Agreement, as applicable.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Aviragen” has the meaning set forth in the preamble to this Agreement.

“BHPL” has the meaning set forth in the preamble to this Agreement.

“BSM” has the meaning set forth in the preamble to this Agreement.

“Collateral” has the meaning set forth in Section 2 of this Agreement.

“HC Royalty” has the meaning set forth in the preamble to this Agreement.

“Party” means any of the Grantors or HC Royalty as the context indicates and “Parties” shall mean all of the Grantors and HC Royalty.

“Royalty Interest Acquisition Agreement” means the Royalty Interest Acquisition Agreement entered into as of the date hereof by and between Aviragen, BHPL, BSM and HC Royalty, as the same may be amended, modified or supplemented in accordance with the terms thereof.

“Secured Obligations” means all obligations and liabilities of every nature of Grantors now or hereafter existing under or arising out of or in connection with the Royalty Interest Acquisition Agreement and each other Transaction Document to which it is a party, whether for damages, principal, interest, reimbursement of fees, expenses, indemnities or otherwise (including without limitation interest, fees and other amounts that, but for the filing of a petition in bankruptcy with respect to a Grantor, would accrue on such obligations, whether or not a claim is allowed against such Grantor for such interest, fees and other amounts in the related bankruptcy proceeding), whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from HC Royalty as a preference, fraudulent transfer or otherwise.

“Transfer” means any sale, conveyance, assignment, disposition, pledge, hypothecation or transfer.

“UCC” means the Uniform Commercial Code, as in effect on the date of this Agreement in the State of New York.

SECTION 2.      Grant of Security.

Grantors hereby grant HC Royalty a security interest in all of its right, title, and interest in, to and under the following property, whether now or hereinafter existing or acquired, whether tangible or intangible and wherever the same may be located (collectively, the “Collateral”):

(a)            the Assigned Rights, including, without limitation, the Royalty Interest, whether it constitutes an account or a payment intangible under the UCC, and whether or not evidenced by an instrument or a general intangible, and the absolute right to payment and receipt of the Royalty Interest under or pursuant to the License Agreements;

(b)            the Seller Deposit Account;

(c)            all books, records and databases of Grantors relating to any of the foregoing Collateral; and

(d)            all Proceeds of or from any and all of the foregoing Collateral, including all payments under any indemnity, warranty or guaranty, and all money now or at any time in the possession or under the control of, or in transit to, HC Royalty, relating to any of the foregoing Collateral.

Each item of Collateral listed in this Section 2 that is defined in Article 9 of the UCC shall have the meaning set forth in the UCC, it being the intention of Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets described herein.

The Assigned Rights have been sold, assigned, transferred and conveyed to HC Royalty pursuant to the Royalty Interest Acquisition Agreement and it is the intention of the Parties that such transaction be treated as a true and absolute sale. The security interest granted in this Section 2 is granted as a precaution against the possibility, contrary to the Parties’ intentions, that the transaction be characterized as other than a true and absolute sale.

SECTION 3.      Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the due and punctual payment or performance in full (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under Subsection 362(a) of the United States Bankruptcy Code) of all Secured Obligations.

SECTION 4.      Grantors to Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) Grantors shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by HC Royalty of any of its rights hereunder shall not release Grantors from any of their duties or obligations under the contracts and agreements included in the Collateral, and (c) HC Royalty shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall HC Royalty be obligated (i) to perform any of the obligations or duties of Grantors thereunder, (ii) to take any action to collect or enforce any claim for payment assigned hereunder, or (iii) to make any inquiry as to the nature or sufficiency of any payment Grantors may be entitled to receive thereunder.

SECTION 5.      Representations and Warranties.

Grantors represent and warrant as follows:

(a)            Validity. This Agreement creates a valid security interest in the Collateral securing the payment and performance in full of the Secured Obligations. Upon the filing of appropriate UCC financing statements in the filing offices listed on Schedule 5(b), all filings, registrations, recordings and other actions necessary or appropriate to create, preserve, protect and perfect a first priority security interest will have been accomplished and such security interest will be prior to the rights of all other Persons therein and free and clear of any and all Liens, except any Liens created in favor of HC Royalty pursuant to this Agreement and any other Transaction Document to which HC Royalty is a party.

(b)            Authorization, Approval. No authorization, approval, or other action by, and no notice to or filing with, any government or agency of any government or other Person is required either (i) for the grant by Grantors of the security interest granted hereby or for the execution, delivery and performance of this Agreement by Grantors; or (ii) for the perfection of, and the first priority of, the grant of the security interest created hereby or the exercise by HC Royalty of its rights and remedies hereunder, other than in the case of clause (i), the consent of Daiichi Sankyo Company, Limited pursuant to clause 16.1 of the Commercialization Agreement, and in the case of clause (ii), the filing of financing statements in the offices listed on Schedule 5(b).

(c)            Enforceability. This Agreement is the legally valid and binding obligation of Grantors, enforceable against Grantors in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

(d)            Office Locations; Type and Jurisdiction of Organization. The sole place of business, the chief executive office and each office where each Grantor keeps its records regarding the Collateral are, as of the date hereof, located at the locations set forth on Schedule 5(d); each Grantor’s type of organization (e.g., corporation) and jurisdiction of organization are listed on Schedule 5(d).

(e)            Names. Except as set forth on Schedule 5(e), no Grantor (or any predecessor by merger or otherwise) has, within the five (5) year period preceding the date hereof, had a different name from the name listed for such Grantor on the signature pages hereof.

(f)            Ownership of Collateral; No Other Filings. Except for the security interest created by this Agreement, Grantors own the Collateral free and clear of any Lien, except those Liens created in favor of HC Royalty pursuant to any other Transaction Document to which HC Royalty is a party. Each Grantor has the power to transfer and grant a lien and security interest in each item of Collateral upon which it purports to grant a lien or security interest hereunder. Except as such as may have been filed in favor of HC Royalty relating to this Agreement, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office. No recordation of Licensee’s licensed rights in the subject patents has been made with the United States Patent and Trademark Office.

SECTION 6.       Further Assurances.

Grantors agree that from time to time, at their expense, Grantors will promptly execute and deliver and will cause to be executed and delivered all further instruments and documents, and will take all further action, that may be necessary, or that HC Royalty may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable HC Royalty to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantors will: (i) deliver such other instruments or notices, in each case, as may be necessary, or as HC Royalty may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby or to enable HC Royalty to exercise and enforce its rights and remedies hereunder with respect to any Collateral, (ii) furnish to HC Royalty reports in connection with the Collateral as HC Royalty may reasonably request, all in reasonable detail, (iii) appear in and defend any action or proceeding that may affect Grantors’ title to or HC Royalty’s security interest in all or any part of the Collateral, and (iv) use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest to HC Royalty with respect to any Collateral. Grantors hereby authorize HC Royalty to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral.

Grantors agree to furnish HC Royalty promptly upon reasonable request by HC Royalty, with any information that is requested by HC Royalty in order to complete such financing statements, continuation statements, or amendments thereto.

SECTION 7.     Certain Covenants of Grantors.

Grantors shall:

(a)            not use or permit any Collateral to be used unlawfully or in violation of any provision of the Transaction Documents or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(b)            give HC Royalty twenty (20) Business Days’ prior written notice of any change in any Grantor’s name, identity or corporate structure or reincorporation, reorganization, or taking of any other action that results in a change of the jurisdiction of organization of any Grantor;

(c)            give HC Royalty twenty (20) Business Days’ prior written notice of any change in any Grantor’s sole place of business, chief executive office or the office where any Grantor keeps its records regarding the Collateral or a reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of any Grantor; and

(d)            pay promptly when due all taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Collateral, except to the extent the validity thereof is being diligently contested in good faith and the applicable Grantor maintains reserves appropriate therefor under the generally accepted accounting principles used by such Grantor in the preparation of its financial statements; provided that Grantors shall in any event pay such taxes, assessments, charges, levies or claims not later than three (3) Business Days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against Grantors or any of the Collateral as a result of the failure to make such payment.

SECTION 8.       Special Covenants With Respect to the Collateral.

(a)            Each Grantor shall:

(i)            diligently keep reasonable records respecting the Collateral and at all times keep at least one (1) complete set of its records concerning such Collateral at its chief executive office or principal place of business;

(ii)            not create, incur, assume or cause to exist any Lien on any property included within the definition of Collateral except any Liens created in favor of HC Royalty pursuant to this Agreement and any other Transaction Document to which HC Royalty is a party; and

(iii)            not Transfer, or agree to Transfer, any Collateral.

(b)            Grantors shall, concurrently with the execution and delivery of this Agreement, execute and deliver to HC Royalty five (5) originals of a Special Power of Attorney in the form of Exhibit I annexed hereto for execution of an assignment of the Collateral to HC Royalty, or the implementation of the sale or other disposition of the Collateral pursuant to HC Royalty’s good faith exercise of the rights and remedies granted hereunder; provided, however, HC Royalty agrees that it will not exercise its rights under such Special Power of Attorney unless a default under one or more of the Transaction Documents has occurred and is continuing.

(c)            Grantors further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to HC Royalty, that HC Royalty has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8 shall be specifically enforceable against Grantors, and Grantors hereby waive and agree not to assert any defenses against an action for specific performance of such covenants (other than any such defense based on the assertion that Grantors had performed and is performing such covenant(s)).

SECTION 9.      Deposit Account Control Agreement.

HC Royalty, Grantors and the account bank shall on the Closing Date enter into a deposit account control agreement in a form and substance reasonably acceptable to HC Royalty providing that upon any default under the Transaction Documents HC Royalty shall have a right to instruct the account bank with respect to the disposition of funds in the Seller Deposit Account in order to receive the Royalty Interest and to perfect HC Royalty’s interest in the Seller Deposit Account by “control” within the meaning of the UCC.

SECTION 10.    Standard of Care.

The powers conferred on HC Royalty hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of good faith and of reasonable care in the accounting for moneys actually received by HC Royalty hereunder, HC Royalty shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. HC Royalty shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which HC Royalty accords its own property.

SECTION 11.     Remedies Upon Default.

(a)            If, and only if, any default under one or more of the Transaction Documents shall have occurred and be continuing, HC Royalty may, in good faith, exercise in respect of the Collateral (I) all rights and remedies provided for herein, under the Royalty Interest Acquisition Agreement or otherwise available to it, and (II) all the rights and remedies of a secured party on default under the Uniform Commercial Code, in all relevant jurisdictions.

(b)            Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of a default under one or more of the Transaction Documents, HC Royalty shall have the right (but not the obligation) to bring suit, in the name of Grantors, HC Royalty or otherwise, to enforce any Collateral, in which event Grantors shall, at the request of HC Royalty, do any and all lawful acts and execute any and all documents required by HC Royalty in aid of such enforcement. Grantors shall promptly, upon demand, reimburse and indemnify HC Royalty as provided in Section 13 hereof in connection with the exercise of its rights under this Section 11.

SECTION 12.     Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by HC Royalty in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in good faith to satisfy (to the extent of the net proceeds received by HC Royalty) such item or part of the Secured Obligations as HC Royalty may designate.

SECTION 13.     Expenses.

(a)            Grantors agree to pay to HC Royalty upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that HC Royalty may reasonably and actually incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights of HC Royalty hereunder, or (iii) the failure by Grantors to perform or observe any of the provisions hereof.

(b)            The obligations of Grantors in this Section 13 shall survive the termination of this Agreement and the discharge of Grantors’ other obligations under this Agreement and the Royalty Interest Acquisition Agreement.

SECTION 14.    Continuing Security Interest; Termination.

This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until termination of the Royalty Interest Acquisition Agreement in accordance with Section 7.01(b) thereof, (ii) be binding upon each Grantor and its respective successors and assigns, and (iii) inure, together with the rights and remedies of HC Royalty hereunder, to the benefit of HC Royalty and its successors, transferees and assigns. Upon termination of the Royalty Interest Acquisition Agreement in accordance with Section 7.01(b)  thereof, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantors and HC Royalty shall, at the expense of the Grantors, execute such instruments of release and otherwise take such actions, or permit the Grantors to take such actions, as the Grantors may reasonably request to release the Collateral from the security interest granted hereby.

SECTION 15.    Amendments.

(a)            This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of all Parties and the approval of such amendment, change or modification by Australian counsel to HC Royalty. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the Party against whom such waiver is sought to be enforced.

(b)            No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)            No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

SECTION 16.    Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be delivered in accordance with Section 8.02 of the Royalty Interest Acquisition Agreement.

SECTION 17.     Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

SECTION 18.     Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

SECTION 19.     Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, USA without giving effect to the principles of conflicts of law thereof (other than Section 5-1401 of the General Obligations Law of the State of New York). Each Party unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York, USA located in the County of New York and the Federal district court for the Southern District of New York located in the County of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(b)            Each Party hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (a) above of this Section 19 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a Party to serve process on the other Party in any other manner permitted by law.

SECTION 20.       Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

SECTION 21.        Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by .pdf signature and such .pdf signature shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

AVIRAGEN THERAPEUTICS, INC.

By:
Name:
Title:

BIOTA SCIENTIFIC MANAGEMENT PTY. LTD.

By:
Name:
Title:

By:
Name:
Title:

BIOTA HOLDINGS PTY LTD

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Protective Rights Agreement]

HEALTHCARE ROYALTY PARTNERS III, L.P.

By: HealthCare Royalty GP III, LLC, its general partner

By:
Name: Title:

SCHEDULE 5(b)

TO

PROTECTIVE RIGHTS AGREEMENT

Filing Offices

UCC:

Secretary of State of the State of Delaware

Fulton County, Georgia

Recorder of Deeds of the District of Columbia

PPSR:

The Personal Property Securities Register ("PPSR"), maintained by:

Australian Financial Security Authority

GPO Box 1550

Adelaide SA 5001

Australia

SCHEDULE 5(d)
TO
PROTECTIVE RIGHTS AGREEMENT
Office Locations, Type and Jurisdiction of Organization

A.            AVIRAGEN THERAPEUTICS, INC.

Sole Place of Business and Chief Executive Office of Grantor:

Aviragen Therapeutics, Inc.
2500 Northwinds Parkway
Suite 100

Alpharetta, GA 30009

Addresses of the Properties at which Grantor Maintains Records Relating to the Collateral:

Aviragen Therapeutics, Inc.
2500 Northwinds Parkway
Suite 100

Alpharetta, GA 30009

Jurisdiction of Organization:
Delaware

Type of Organization:
Corporation

B.            BIOTA HOLDINGS PTY LTD

Sole Place of Business and Chief Executive Office of Grantor:

Unit 10

585 Blackburn Road
Notting Hill, VIC 3168
Australia

Addresses of the Properties at which Grantor Maintains Records Relating to the Collateral:

2500 Northwinds Parkway

Suite 100

Alpharetta, GA 30009

Jurisdiction of Organization:

Victoria, Australia
Type of Organization:

A registered Australian proprietary company limited by shares.

C. BIOTA SCIENTIFIC MANAGEMENT PTY. LTD.

Sole Place of Business and Chief Executive Office of Grantor:

Unit 10

585 Blackburn Road
Notting Hill, VIC 3168
Australia

Addresses of the Properties at which Grantor Maintains Records Relating to the Collateral:

2500 Northwinds Parkway

Suite 100

Alpharetta, GA 30009

Jurisdiction of Organization:

Victoria, Australia
Type of Organization:

A registered Australian proprietary company limited by shares.

SCHEDULE 5(e)

TO

PROTECTIVE RIGHTS AGREEMENT

Name Changes

1)      On November 7, 2012, “Nabi Biopharmaceuticals” changed its name to “Biota Pharmaceuticals, Inc.”

2)      On February 13, 2015, “Biota Holdings Limited” changed its name to “Biota Holdings Pty Ltd”

3)      On April 11, 2016, “Biota Pharmaceuticals, Inc.” changed its name to “Aviragen Therapeutics, Inc.”

EXHIBIT I TO

PROTECTIVE RIGHTS AGREEMENT

SPECIAL POWER OF ATTORNEY

STATE OF	)

) ss.:
COUNTY OF	)

KNOW ALL MEN BY THESE PRESENTS, that each of AVIRAGEN THERAPEUTICS, INC. (formerly known as Biota Pharmaceuticals, Inc.) (“Aviragen”), BIOTA HOLDINGS PTY LTD (formerly known as Biota Holdings Limited) (“BHPL”), BIOTA SCIENTIFIC MANAGEMENT PTY. LTD. (“BSM” and, together with Aviragen and BHPL, “Grantors”), hereby appoints and constitutes HEALTHCARE ROYALTY PARTNERS III, L.P. (“HC Royalty”) and each of its successors and assignees, its true and lawful attorney, with full power of substitution and with full power and authority to perform the following acts on behalf of Grantor upon any default under the Transaction Documents that is continuing (a) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper constituting Collateral in connection with clause (a) above, (c) to file any claims or take any action or institute any proceedings that HC Royalty may in its good faith sole discretion deem necessary or desirable for the collection of any of the Collateral, (d) to pay or discharge taxes or liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by HC Royalty in its reasonable commercial judgment, any such payments made by HC Royalty to become obligations of Grantors to HC Royalty, due and payable immediately without demand, and (e) to sign and endorse any invoices, drafts against debtors, verifications, notices and other documents relating to the Collateral.

This Power of Attorney is made pursuant to a Protective Rights Agreement, dated as of April 22, 2016 between Grantors and HC Royalty (the “Protective Rights Agreement”) and is subject to the terms and provisions thereof. Terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Protective Rights Agreement. This Power of Attorney, being coupled with an interest, is irrevocable until the termination of the Protective Rights Agreement in accordance with Section 14 thereof.

Date:

AVIRAGEN THERAPEUTICS, INC.

By:
Name:
Title:

BIOTA SCIENTIFIC MANAGEMENT PTY. LTD.

By:
Name:
Title:

By:
Name:
Title:

BIOTA HOLDINGS PTY LTD

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Special Power of Attorney]

PRESS RELEASE

FOR IMMEDIATE RELEASE

AVIRAGEN THERAPEUTICS COMPLETES ROYALTY DEAL WITH HEALTHCARE ROYALTY PARTNERS FOR PROCEEDS OF $20

MILLION

Non-Dilutive Financing Provides for Company’s Continued Participation in Future Royalties

ATLANTA, GA -- April 25, 2016 – Aviragen Therapeutics, Inc. (NASDAQ: AVIR; formerly Biota Pharmaceuticals, Inc.) a pharmaceutical company that is developing the next generation of antivirals, today announced that it has signed a definitive agreement to receive a cash payment of $20 million from HealthCare Royalty Partners in exchange for an undisclosed portion of the Company’s royalty rights related to Inavir® , an inhaled neuraminidase inhibitor that is approved in Japan for the treatment and prevention of influenza. Aviragen plans to use the non-dilutive proceeds to advance its pipeline of direct-acting antivirals in development to treat infections that have limited therapeutic options.

“This transaction allows us to partially monetize our royalty stream from Inavir® for significant cash consideration, while also retaining the opportunity to benefit from future upside potential of the product”, said Mark P. Colonnese, Executive Vice President and Chief Financial Officer of Aviragen. “These proceeds further enhance our balance sheet as we continue to execute our strategic plan that will deliver multiple Phase 2 data readouts in the second half of 2016.”

“We have been following Inavir® for an extended period and have seen consistently robust sales growth year-over-year as it has established a leading market position among flu medications in Japan,” commented Todd C. Davis, co-founder and Managing Partner of HealthCare Royalty Partners. “This investment is consistent with our strategy to invest in market-leading pharmaceutical products marketed by strong commercial organizations with attractive risk-reward profiles.”

FBR Capital Markets & Co. acted as exclusive financial advisor to Aviragen Therapeutics, Inc. in connection with this transaction.

About Aviragen Therapeutics, Inc.

Aviragen Therapeutics is focused on the discovery and development of the next generation of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has three product candidates in active clinical development: These include vapendavir, an oral treatment for human rhinovirus upper (HRV) respiratory infections in moderate-to-severe asthmatics currently being evaluated in the Phase 2b SPIRITUS trial; BTA585, an oral fusion protein inhibitor that has received Fast Track designation by the U.S. FDA, in Phase 2 development for the treatment and prevention of respiratory syncytial virus (RSV) infections; and BTA074, a topical antiviral treatment in Phase 2 development for condyloma caused by human papillomavirus types 6 & 11. For additional information about the Company, please visit www.aviragentherapeutics.com.

About Inavir®

Since its launch in 2010, Inavir® (laninamivir octanoate) has become the leading treatment for influenza in Japan. The product is taken via a single inhaled dose, which can be more convenient than other flu medications that require several days of dosing. Inavir® is sold in Japan by Daiichi Sankyo and has been approved for both treatment and prevention of the influenza A and influenza B viruses.

About HealthCare Royalty Partners

HealthCare Royalty Partners (HCRP) is a global healthcare investment firm focused on investing primarily in commercial stage healthcare product assets. HCRP has raised over $3 billion in committed capital and is headquartered in Stamford, CT. Over the past decade, HCRP's senior professionals have completed more than 60 healthcare investments totaling more than $2.6 billion of capital. For more information, visit www.healthcareroyalty.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Aviragen Therapeutics’ business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including the timing of multiple Phase 2 data readouts. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including: the U.S. Food and Drug Administration (FDA) or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board delaying, limiting, suspending or terminating the clinical development of any of the Company's product candidates at any time for a lack of safety, tolerability, regulatory or manufacturing issues, or any other reason whatsoever; the Company's ability to secure, manage and retain qualified third-party clinical research data management and contract manufacturing organizations upon which it relies to assist in the design, development, implementation and execution of the clinical development of all its product candidates and those organizations’ ability to successfully execute their contracted responsibilities; the Company’s ability to comply with applicable government regulations in various countries and regions in which we are conducting, or expect to conduct, clinical trials; and other cautionary statements contained elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and our other reports filed with the Securities and Exchange Commission. There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Contacts:

Mark Colonnese

Executive Vice President and Chief Financial Officer

Aviragen Therapeutics, Inc.

(678) 221-3381

mcolonnese@aviragentherapeutics.com

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

John McKenna

ICR for Healthcare Royalty Partners

203-682-8252

HCRPartners@icrinc.com

Aviragen Therapeutics, Inc. ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343